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                                                                   EXHIBIT 8.02
                                                           Form of WSGR Opinion

                               December __, 1995

ViewStar Corporation
1101 Marina Village Parkway
Alameda, California 94501

Ladies and Gentlemen:

        This opinion is being delivered to you in accordance with Section 7.3 of the Agreement and Plan of Merger and Reorganization dated October 9, 1995, as amended and restated on October 23, 1995 (the "Reorganization Agreement") by and among Caere Corporation, a Delaware corporation ("Parent"), ViewStar Acquisition Corp., a California corporation and wholly owned subsidiary of Parent ("Merger Sub"), ViewStar Corporation, a California corporation (the "Company") and certain shareholders of the Company. Merger Sub will merge into the Company (the "Merger") pursuant to the Reorganization Agreement and related Agreement of Merger to be filed by Merger Sub and the Company with the Secretary of State of California on the Closing Date (collectively, including the exhibits to each, the "Agreements").

        Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or in certificates dated December __, 1995 delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

        (a)     the Agreements;

        (b)     the Certificates of Representations;

        (c) Continuity of Interest Certificates from certain Company shareholders (the "Continuity of Interest Certificates"); and

        (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the
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ViewStar Corporation
December    , 1995
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consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

        2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and shareholders in connection with the Merger, including but not limited to those set forth in the Agreements (including the exhibits), the Certificates of Representations and the Continuity of Interest Certificates; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof; and

        3. There is not plan or intention on the part of the Company's shareholders to engage in a sale, exchange, transfer, distribution, pledge or other disposition (including a distribution by a corporation to its shareholders) or any transaction which would result in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock to be received in the Merger that would reduce the Company shareholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value of all of the capital stock of the Company outstanding immediately prior to the consummation of the Merger. Shares of the Company capital stock (a) with respect to which dissenters' rights are exercised in the Merger, (b) which are exchanged for cash in lieu of fractional shares of Parent Common Stock or (c) which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of the Company which are exchanged in the Merger for shares of Parent Common Stock which are then disposed of pursuant to a plan.

        Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

        1. The Merger will be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        In addition, we have reviewed the discussion contained in the Prospectus/Proxy Statement included in the Registration Statement on the Form S-4 under "THE MERGER" - Certain Federal


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ViewStar Corporation
December __, 1995
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Income Tax Matters (the "Tax Discussion") and we believe that, subject to the qualifications and limitations contained in the Tax Discussion, the matters stated in the Tax Discussions, to the extent they represent matters of law or legal conclusions, are fairly presented.

        This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any other transaction whatsoever including the Merger if all the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

        This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion has been delivered to you solely for the purposes set forth in Section 6.6(j) of the Reorganization Agreement and may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be distributed or otherwise made available to any other person or entity without our prior written consent, except for the filing of this opinion as an Exhibit to the Form S-4 and the references to this firm in the Tax Discussion.

                                        Sincerely,

                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation